Exhibit 99.1

CONTACT: Shintaro Asako Chief Financial Officer Phone: (858) 373-1500 E-mail: info@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Reports Third Quarter 2009 Results

SAN DIEGO, Calif. – November 12, 2009 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Trading Symbol: MNOV) and the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today announced financial results for the third quarter ended September 30, 2009.

A detailed discussion of financial results and product development programs can be found in MediciNova’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which was filed November 12, 2009 and is available through http://investors.medicinova.com.

Financial Results

For the quarter ended September 30, 2009, MediciNova reported a net loss of $4.8 million, or $0.40 per share, compared to a net loss of $4.8 million, or $0.40 per share, for the same period last year. There were no revenues for the quarters ended September 30, 2009 and 2008. Research and development expenses were $2.4 million for the quarter ended September 30, 2009, compared to $3.5 million for the quarter ended September 30, 2008. The decrease in research and development expenses was primarily due to the completion of a Phase II clinical trial for MN-221 designed to determine the safety and efficacy of MN-221 with more prolonged infusions and different infusion rates in patients with moderate to severe, but stable asthma (MN-221-CL-005). General and administrative expenses were $2.6 million for the quarter ended September 30, 2009, compared to $2.2 million for the quarter ended September 30, 2008. The increase in general and administrative expenses was due to an increase in legal fees in connection with the proposed merger with Avigen, Inc. and an increase in consulting fees related to business development activities.

As of September 30, 2009, the carrying value of MediciNova’s cash, cash equivalents, investment securities and ARS Put, net of the ARS Loan, was $37.2 million, compared to $49.1 million at December 31, 2008.

At September 30, 2009, all of MediciNova’s investment securities were Auction Rate Securities, or ARS, of which $21.7 million consisted primarily of government-guaranteed student loan securities and $2.2 million consisted of private placement securities. None of the underlying collateral for the company’s ARS consisted of subprime mortgages or collateralized debt obligations. The ARS were previously designated as trading securities. Therefore, for the three months ended September 30, 2009, MediciNova recorded in its consolidated statement of operations an overall net gain on its ARS portfolio of approximately $0.4 million to record their increase in fair value and recorded a corresponding impairment charge in its consolidated statement of operations of approximately $0.3 million on the associated ARS Put to record its decline in fair value. In addition, during the three months ended September 30, 2009, $0.2 million of current investment securities were redeemed at par value and $0.5 million of long-term investment securities were sold at their approximate fair market value as recorded on MediciNova’s consolidated balance sheet.

In August 2008, UBS AG, the brokerage firm through which MediciNova purchased the majority of its ARS, entered into a settlement with the SEC, the New York Attorney General and other state agencies. Under the settlement, UBS issued Auction Rate Security Rights to MediciNova, which would allow the company to sell to UBS the ARS held in accounts with UBS, or the ARS

Rights Offer. Pursuant to the ARS Rights Offer, MediciNova received the right to sell to UBS the ARS at par value at any time during the period beginning June 30, 2010 and ending July 2, 2012, or the ARS Put. UBS also offered to MediciNova a no net cost loan program, or ARS Loan, whereby the company would be able to borrow up to 75 percent of the market value, as determined by UBS at its sole discretion, of its ARS that have been pledged as collateral at an interest cost that would not exceed the interest being paid on the underlying ARS investments. In January 2009, MediciNova was approved for the ARS Loan in the amount of $15.9 million and drew down the entire preapproved amount. In February 2009, MediciNova borrowed an additional $2.2 million under the ARS Loan, bringing the total amount outstanding under the ARS Loan to $18.1 million, following UBS’ decision to increase its availability under the ARS Loan. All cash received under the ARS Loan was invested in money market accounts. At September 30, 2009, the amount outstanding under the ARS Loan was $17.7 million.

Recent Highlights

•

In July 2009, MediciNova announced the proposed final protocol for its Phase II placebo-controlled clinical trial (MN-221-CL-007) evaluating MN-221 in patients with severe, acute exacerbations of asthma. Dosing in this clinical trial will compare standardized care only to standardized care plus MN-221 at a dose of 1,200 micrograms administered over one hour. A comprehensive pharmacokinetic/pharmacodynamic analysis of previous Phase II clinical trials concluded that this dose may provide greater potential efficacy without conferring additional risk to patients. As of August 2009, patient enrollment had resumed.

•

In July 2009, MediciNova announced its plans to evaluate MN-221 in a second respiratory indication, chronic obstructive pulmonary disease, or COPD, exacerbation. Utilizing MediciNova’s existing IND for MN-221, MediciNova initiated a Phase Ib clinical trial to evaluate the safety and efficacy of MN-221 at planned escalating doses in patients with stable, moderate to severe COPD in November 2009.

•

In August 2009, MediciNova and Avigen, Inc. (Nasdaq:AVGN), a biopharmaceutical company, announced that they entered into a definitive merger agreement pursuant to which MediciNova’s wholly-owned subsidiary will merge with and into Avigen, subject the terms and subject to the conditions set forth therein. Completion of the transaction will permit the combination of the companies’ broad neurological clinical development programs based on ibudilast (MediciNova’s MN-166 and Avigen’s AV411).

•	In September 2009, MediciNova announced the appointment of Mr. Hiroaki Shigeta to its Board of Directors.

“The quarter was highlighted by the signing of the definitive merger agreement with Avigen, and we currently anticipate the merger with Avigen to close in the fourth quarter of 2009, subject to receipt of stockholder approval,” said Yuichi Iwaki, M.D., Ph.D., President and Chief Executive Officer of MediciNova, Inc. “In addition, we are excited to expand the utility of MN-221 into other respiratory diseases with a Phase Ib clinical trial to evaluate the safety and efficacy of MN-221 in patients with stable, moderate to severe COPD.”

About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company focused on acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet need with a specific focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of acute exacerbations of asthma, chronic obstructive pulmonary disease exacerbations, multiple sclerosis, asthma, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus its resources on its two prioritized product candidates, MN-221 for the treatment of acute exacerbations of asthma and chronic obstructive pulmonary disease exacerbations and MN-166 for the treatment of multiple sclerosis, and either pursue development independently in the U.S., in the case of MN-221, or establish a strategic collaboration to support further development, in the case of MN-166. MediciNova will seek to monetize its other product candidates at key value inflection points. For more information on MediciNova, Inc., please visit www.medicinova.com.

Statements in this press release that are not historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding MediciNova’s clinical trials supporting safety and efficacy of product candidates and the potential novelty of such product candidates as treatments for disease, plans and objectives for present and future clinical trials and product development, strategies, future performance, expectations, assumptions, financial condition, liquidity and capital resources. These forward-looking statements may be preceded by, followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “can,” “could,” “may,” “would,” or similar expressions. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, include, but are not limited to, the risks and uncertainties inherent in clinical trials and product development and commercialization, such as the uncertainty in results of clinical trials for product candidates, the uncertainty of whether the results of clinical trials will be predictive of results in later stages of product development, the risk of delays or failure to obtain or maintain regulatory approval, the risk of failure of the third parties upon whom MediciNova relies to conduct its clinical trials and manufacture its product candidates to perform as expected, the risk of increased cost and delays due to delays in the commencement, enrollment, completion or analysis of clinical trials or significant issues regarding the adequacy of clinical trial designs or the execution of clinical trials and the timing, cost and design of future clinical trials and research activities, the timing of expected filings with the FDA, MediciNova’s failure to execute strategic plans or strategies successfully, MediciNova’s collaborations with third parties, the availability of funds to complete product development plans and MediciNova’s ability to raise sufficient capital when needed, intellectual property or contract rights, and the other risks and uncertainties described in MediciNova’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008 and its subsequent periodic reports on Forms 10-Q and 8-K. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.

(Tables Follow)

MEDICINOVA, INC.

(a development stage company)

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$25,644,717	$19,297,284
Investment securities-current	21,389,607	—
ARS put-current	5,334,985	—
Prepaid expenses and other current assets	892,969	718,317

Total current assets	53,262,278	20,015,601
Property and equipment, net	203,874	368,299
Long-term investment securities	2,482,370	24,047,314
Long-term ARS put	—	5,792,701

Total assets	$55,948,522	$50,223,915

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$429,502	$392,572
ARS loan payable	17,650,538	—
Accrued expenses	1,522,451	1,011,916
Income taxes payable	—	9,748
Accrued compensation and related expenses	493,330	765,147

Total current liabilities	20,095,821	2,179,383
Stockholders’ equity:
Preferred stock, $0.01 par value; 500,000 shares authorized at September 30, 2009 and December 31, 2008; no shares outstanding at September 30, 2009 and December 31, 2008	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized at September 30, 2009 and December 31, 2008; 12,149,881 and 12,072,027 shares issued at September 30, 2009 and December 31, 2008, respectively, and 12,099,588 and 11,984,713 shares outstanding at September 30, 2009 and December 31, 2008, respectively	12,149	12,072
Additional paid-in capital	278,571,428	276,361,775
Accumulated other comprehensive loss	(59,958)	(29,744)
Treasury stock, at cost; 50,293 shares at September 30, 2009 and 87,314 shares at December 31, 2008	(1,235,395)	(1,317,362)
Deficit accumulated during the development stage	(241,435,523)	(226,982,209)

Total stockholders’ equity	35,852,701	48,044,532

Total liabilities and stockholders’ equity	$55,948,522	$50,223,915

MEDICINOVA, INC.

(a development stage company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,		Period from September 26, 2000 (inception) to September 30,
	2009	2008	2009	2008	2009
Revenues	$—	$—	$—	$—	$1,558,227
Operating expenses:
Cost of revenues	—	—	—	—	1,258,421
Research and development	2,379,588	3,500,876	8,226,305	11,823,065	141,899,003
General and administrative	2,563,772	2,195,787	6,926,849	6,993,195	85,587,556

Total operating expenses	4,943,360	5,696,663	15,153,154	18,816,260	228,744,980

Operating loss	(4,943,360)	(5,696,663)	(15,153,154)	(18,816,260)	(227,186,753)
Gain/(impairment charge) on investment securities and ARS put, net	72,967	—	213,793	(3,295,621)	(1,046,191)
Foreign exchange (loss)/gain	(11,600)	532,392	(2,424)	(90,997)	(90,583)
Interest income, net	87,433	352,768	489,003	1,696,687	18,285,217
Income taxes	(527)	(3,664)	(532)	(3,811)	(34,091)

Net loss	(4,795,087)	(4,815,167)	(14,453,314)	(20,510,002)	(210,072,401)
Accretion to redemption value of redeemable convertible preferred stock	—	—	—	—	(98,445)
Deemed dividend resulting from beneficial conversion feature on Series C redeemable convertible preferred stock	—	—	—	—	(31,264,677)

Net loss applicable to common stockholders	$(4,795,087)	$(4,815,167)	$(14,453,314)	$(20,510,002)	$(241,435,523)

Basic and diluted net loss per common share	$(0.40)	$(0.40)	$(1.20)	$(1.70)

Shares used to compute basic and diluted net loss per common share	12,119,511	12,072,027	12,088,029	12,072,027